Exhibit 99.1

Aradigm Corporation Reports Second Quarter 2004 Financial Results

        HAYWARD, Calif., Aug. 12 /PRNewswire-FirstCall/ — Aradigm Corporation (Nasdaq: ARDM) today announced financial results for the second quarter and six months ended June 30, 2004.

        The company reported contract revenues for the quarter of $7.1 million compared to $9.4 million for the same period in 2003. Contract revenues for the six months ended June 30, 2004 were $13.7 million compared with $17.1 million for the same period in 2003. Revenues were primarily derived from clinical supply and production activities associated with development of the AERx(R) Diabetes Management System partnered with Novo Nordisk A/S. Total operating expenses for the second quarter were $14.6 million compared to $16.8 million for the same quarter in 2003. For the six months ended June 30, 2004 total operating expenses were $29.0 million compared with $32.5 million for the same period in 2003.

        The Company reported net loss applicable to common shareholders for the second quarter in 2004 of $7.5 million, or $0.12 per share, compared with a net loss of $7.4 million, or $0.15 per share, for the same period in 2003. The net loss for the six months ended June 30, 2004 was $15.2 million, or $0.24 per share, compared with a net loss of $15.3 million, or $0.35 per share, for the same period in 2003.

        As of June 30, 2004, cash, cash equivalents and short-term investments totaled approximately $18.9 million.

Recent Highlights

•	In their quarterly financial call yesterday, our partner, Novo Nordisk, announced that as part of the investigation into the post-prandial plasma glucose regulation data from the 12-month interim analysis in patients with Type-1 diabetes, that a pharmacokinetic extension study within the current Phase 3 safety trial would be conducted in Australia. Results from this trial are anticipated in the first half of 2005 and will be used in designing additional Phase 3 trials.
•	Restating their commitment to the AERx iDMS platform, Novo Nordisk also noted that they were working closely with Aradigm to move the program forward. Novo Nordisk has recently relocated additional employees to Aradigm as well as increased the budget for Aradigm activities for the remainder of this year. Aradigm is preparing to support the start of additional Phase 3 trials as early as possible in 2005.
•	On July 1, 2004 the company announced the promotion of V. Bryan Lawlis, Ph.D. to the position of President and Chief Executive Officer as part of a planned succession. This appointment is effective August 1, 2004 and will have the company’s former Chairman and CEO, Richard Thompson, maintaining his role as Chairman. Dr. Lawlis joined Aradigm in 2002 as Chief Operating Officer and was promoted to President and COO in June 2003. He brings over 20 years of pharmaceutical and biotech operational experience and was a founder of Covance Biotechnology Services, a contract biopharmaceutical manufacturing operation, serving as its President and Chief Executive Officer from 1996 to 1999, and its Chairman from 1999 to 2001. From 1981 to 1996, Dr. Lawlis was employed at Genencor, Inc., and Genentech, Inc. where his last position was Vice President of Process Sciences.

        Bryan Lawlis commented: “During the quarter, progress was made with our early stage AERx programs as well as the AERx iDMS program in which production and planning have occurred in preparation of future phase 3 clinical trials. We are working very closely with our partner Novo Nordisk and are very pleased with both the strategic and financial support that they continue to provide us. In addition, we have achieved key steps during the quarter with our Intraject program that will enable us to commence final clinical performance testing later this summer.”

Conference Call

        The company will host a conference call and question and answer session today at 4:30 p.m. Eastern Time, 1:30 p.m. Pacific Time today to discuss these financial results. Dial toll-free 1-888-545-0687 to access the conference call. International callers dial +1-630-691-2764. The event webcast can be found under the investor relations section of: www.aradigm.com. This will also include a reconciliation of non-GAAP financial measures that may be disclosed on the conference call or from time to time in other oral, webcast or broadcast public announcements by the company. The webcast and audio replay of the conference call will be available following the call, which can be accessed on www.aradigm.com or by dialing toll-free 1-877-213-9653. International callers should dial +1-630-652-3041. The replay passcode is 9542819#.

        Aradigm is working to improve the quality of life for patients through the development of new therapies delivered via its innovative liquid delivery technologies. The Company’s AERx(R) advanced pulmonary delivery system and its Intraject(R) needle-free delivery system provide leading pharmaceutical and biotechnology partners with effective solutions for product self- administration. The company’s most advanced product is in Phase 3 clinical trials for the treatment of diabetes in partnership with Novo Nordisk, a world leader in diabetes care. More information about Aradigm can be found at www.aradigm.com.

        Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including clinical results, the timely availability and acceptance of new products, the impact of competitive products and pricing, and the management of growth, as well as the other risks detailed from time to time in Aradigm Corporation’s Securities and Exchange Commission (SEC) Filings, including the company’s Annual Report on Form 10-K, and quarterly reports on Form 10-Q.

        NOTE: AERx and Intraject are registered trademarks of Aradigm.

Contact:	Chris Keenan	or	Joe Dorame
	Aradigm		RCG Capital Markets Group, Inc.
	(510) 265-9370		(480) 675-0400

ARADIGM CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(In $000’s, Except Per Share Information)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2004	2003	2004	2003
Contract revenues - From related parties	$ 7,006	$ 9,255	$ 13,616	$ 16,824

Contract revenues - Other	72	123	105	244
Total Contract revenues	7,078	9,378	13,721	17,068
Operating expenses:
Research and development	11,412	14,001	23,299	27,000
General and administrative	3,167	2,844	5,703	5,513
Total operating expenses	14,579	16,845	29,002	32,513
Loss from operations	(7,501)	(7,467)	(15,281)	(15,445)
Interest income	49	86	115	194
Interest expense	(5)	(39)	(15)	(95)
Total other income (expense)
	44	47	100	99
Net loss	$(7,457)	$(7,420)	$(15,181)	$(15,346)
Basic and diluted net loss per share
	$ (0.12)	$ (0.15)	$ (0.24)	$ (0.35)
Shares used in computing basic and diluted net loss per share

	63,531	51,144	63,238	43,440

Reconciliation of non-GAAP measures to GAAP amounts as required by Securities and Exchange Commission Regulation G:

Net Loss	(7,457)	(7,420)	(15,181)	(15,346)
Depreciation	1,203	1,585	2,576	3,177
Loss on disposal of assets	257	—	257	—
Burn Rate per Quarter	(5,997)	(5,835)	(12,348)	(12,169)
Monthly Average Burn Rate	$(1,999)	$(1,945)	$(2,058)	$(2,028)

ARADIGM CORPORATION
CONDENSED BALANCE SHEETS
(IN $000’s)

	JUNE 30, 2004	DECEMBER 31, 2003
ASSETS
Current assets:
Cash, cash equivalents & short-term investments
	$18,923	$29,770
Receivables	135	140
Current portion of notes receivable from officers and employees
	61	104
Other current assets	1,739	1,910
Total current assets	20,858	31,924
Property and equipment, net	60,628	62,612
Noncurrent portion of notes receivable from officers and employees
	249	294
Other assets	454	388
Total assets	$82,189	$95,218

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED
STOCK AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$ 1,005	$ 885
Accrued clinical and cost of other studies
	216	149
Accrued compensation	3,588	2,021
Deferred revenue	8,104	7,891
Current portion of capital lease obligations
	—	427
Other accrued liabilities	745	843
Total current liabilities	13,658	12,216
Noncurrent portion of deferred revenue	4,576	5,040
Noncurrent portion of deferred rent	1,656	1,323
Redeemable convertible preferred stock	23,669	23,669
Shareholders’ equity	38,630	52,970
Total liabilities, redeemable convertible preferred stock and shareholders’ equity
	$82,189	$95,218

SOURCE Aradigm Corporation
       -0-                                                  08/12/2004
     /CONTACT: Chris Keenan of Aradigm, +1-510-265-9370; or Joe Dorame of RCG Capital Markets Group, Inc., +1-480-675-0400/
     /Web site: http://www.aradigm.com / (ARDM)

CO: Aradigm Corporation
ST: California
IN: HEA MTC
SU: ERN CCA